Exhibit 2.4

SYNODON

THREE MONTHS ENDED JANUARY 31 2015

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Interim Condensed Consolidated Statements of Financial Position (Unaudited)

		As at
$	Notes	January 31, 2015	October 31, 2014

ASSETS

Current

Cash and cash equivalents		339,788	458,782

Accounts receivable		518,170	366,531

Unbilled revenue		-	651,824

Prepaid expenses and other current assets		86,446	33,026

Work in progress		-	87,106

Total Current Assets		944,404	1,597,269

Long term deposit		29,949	-

Equipment	3	473,207	84,372

Intangible assets		25,244	26,573

Total Assets		1,472,804	1,708,214

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current

Accounts payable and accrued liabilities		1,213,485	854,272

Billings in excess of earnings		-	174,547

Total Current Liabilities		1,213,485	1,028,819

Long term repayment of government assistance		19,534	24,955

Total Liabilities		1,233,019	1,053,774

Commitments	4

Shareholders’ equity

Share capital	5	10,984,266	10,984,266

Warrants issued	5	34,449	34,449

Foreign currency translation reserve		140,248	71,448

Contributed surplus	5	7,466,382	7,462,205

Deficit		(18,385,560)	(17,897,928)

Total Shareholders’ Equity		239,785	654,440

Total Liabilities and Shareholders’ Equity		1,472,804	1,708,214

See accompanying notes

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	2

Interim Condensed Consolidated Statements of Comprehensive Loss (Unaudited)

		Three month periods ended January 31
$	Notes	2015	2014

REVENUE		363,771	104,252

COST OF SALES		133,613	63,021

GROSS MARGIN		230,158	41,231

EXPENSES

Research and development, net of government assistance		63,336	101,820

Amortization of intangible assets		1,329	802

Depreciation of equipment	3	1,705	1,561

Sales and marketing		119,200	195,074

Financing charges and interest		2,486	1,281

Foreign exchange losses		7,367	13,538

Stock-based compensation	5	4,177	66,279

Office, general and administrative		449,566	345,206

Other net expense (income)		(176)	(829)

Net loss for the period		(418,832)	(683,501)

Other comprehensive loss		68,800	4,425

Total comprehensive loss for the period		(487,632)	(687,926)

Loss per share - basic and diluted		($0.01)	($0.01)

Weighted average number of common shares outstanding		84,347,033	82,206,728

See accompanying notes

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	3

Interim Condensed Consolidated Statements of Changes in Equity (Unaudited)

				Foreign Currency
	Share	Warrants	Contributed	Translation
$	Capital	Issued	Surplus	Reserve	Deficit	Total

Balance, October 31, 2013	10,528,916	96,717	7,262,574	712	(16,618,836)	1,270,083

Warrants exercised	67,650	(14,234)	14,234	-	-	67,650

Warrants expired: 2012 private placement	-	(82,483)	82,483	-	-	-

Stock-based compensation - Q1	-	-	66,279	-	-	66,279

Total comprehensive loss for the period	-	-	-	(4,425)	(683,501)	(687,926)

Balance, January 31, 2014	10,596,566	-	7,425,570	(3,713)	(17,302,337)	716,086

Private placements	460,275	-	-	-	-	460,275

Share issue cost	(64,254)	-	-	-	-	(64,254)

Warrants issued on private placement	(39,782)	39,782	-	-	-	-

Warrant issue costs	5,333	(5,333)	-	-	-	-

Options exercised	26,128	-	(8,128)	-	-	18,000

Stock-based compensation	-	-	44,763	-	-	44,763

Total comprehensive loss for the period	-	-	-	75,161	(595,591)	(520,430)

Balance, October 31, 2014	10,984,266	34,449	7,462,205	71,448	(17,897,928)	654,440

Stock-based compensation	-	-	4,177	-	-	4,177

Total comprehensive loss for the period	-	-	-	68,800	(487,632)	(418,832)

Balance, January 31, 2015	10,984,266	34,449	7,466,382	140,248	(18,385,560)	239,785

See accompanying notes

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	4

Interim Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three month periods ended January 31
	$2015	2014

OPERATING ACTIVITIES

Total comprehensive loss for the period	(487,632)	(687,926)

Add charges to operations not requiring a current cash payment

Translation from foreign operations	68,800	4,425

Stock based compensation	4,177	66,279

Amortization of intangible assets	1,329	802

Depreciation of equipment	1,705	1,561

Funds used in operation	(411,621)	(614,859)

Changes in non-cash working capital balances related to operations

Accounts receivable	(151,639)	1,092

Unbilled revenue	651,824	109,578

Work in progress	87,106	25,974

Prepaid expenses and other current assets	(53,421)	(73,447)

Billings in excess of earnings	(174,547)	-

Accounts payable and accrued liabilities	7,854	(53,686)

Long term deposit	(29,949)	-

Long term repayment of government assistance	(5,421)	-

Cash used in operating activities	(79,814)	(605,348)

INVESTING ACTIVITIES

Exchange differences	(89)	-

Purchase of equipment and intangible assets	(39,091)	(2,772)

Cash used in investing activities	(39,180)	(2,772)

FINANCING ACTIVITIES

Exercise of warrants	-	67,650

Cash provided by financing activities	-	67,650

Net decrease in cash during the period	(118,994)	(540,470)

Cash, beginning of period	458,782	1,250,183

Cash, end of period	339,788	709,713

Supplemental cash flow information

Interest paid	1,099	-

See accompanying notes

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	5

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS for the three months ended January 31, 2015 and 2014

1. NATURE OF BUSINESS AND GOING CONCERN

Synodon Inc. (“Synodon” or the “Company”) was incorporated on August 14, 2000 in Alberta, Canada and commenced trading on the TSX Venture Exchange on January 19, 2007. The Company’s registered office is located in Edmonton, Alberta and its corporate office is located at 6916 Roper Road Edmonton, Alberta T6B 3H9.

Synodon has developed a proprietary remote gas sensing instrument called realSens™ (the technology) capable of detecting ground-level hydrocarbon gas occurrences from an aircraft. The instrument is capable of detecting gasses evaporating off of liquid hydrocarbons, thus enabling it to detect both liquid and gas occurrences. realSens™ forms the basis of Synodon’s pipeline integrity management services, which include oil and gas leak detection and several additional services.

These interim condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future. The Company has incurred significant losses since incorporation and as at January 31, 2015, had an accumulated deficit of $18,385,560 (October 31, 2014: $17,897,928). The Company’s ability to continue as a going concern is dependent on its ability to obtain additional financing and ultimately on its ability to achieve profitable operations. There can be no assurances that the Company will be able to secure additional financing or that it will become profitable on a consistent basis. These conditions result in a material uncertainty that casts significant doubt about the Company’s ability to continue as a going concern.

These interim condensed consolidated financial statements do not reflect any adjustments to the carrying values of assets and liabilities, the reported expenses and consolidated statements of financial position classifications that would be necessary if the going concern assumption was to be determined to be inappropriate.

2. BASIS OF PREPARATION

Statement of compliance

These interim condensed consolidated financial statements have been prepared in accordance with IAS 34, Interim Financial Reporting, and using accounting policies in full compliance with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).

The interim condensed consolidated financial statements should be read in conjunction with the audited Consolidated Financial Statements and notes thereto prepared in accordance with IFRS for the year ended October 31, 2014.

These interim condensed consolidated financial statements have been prepared following the same accounting policies and methods of computation as compared with the most recent annual financial statements.

NEW AND AMENDED STANDARDS AND INTERPRETATIONS

The Company applied, for the first time, amendments to IAS 1, “Presentation of Financial Statements” to improve the consistency and clarity of items presented in other comprehensive income. The amendments require that items presented in other comprehensive income be grouped into two categories: i) items that may be reclassified into profit or loss at a future date, and ii) items that will never be reclassified into profit or loss. This amendment affects presentation only and has no impact on the Company’s financial position or performance.

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	6

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS for the three months ended January 31, 2015 and 2014

3. EQUIPMENT

During the year ended October 31, 2014, the Company began production of a second realSens instrument. As at January 31, 2015, no depreciation has been recorded as the instrument has not been completed and as such is not available for use.

$	Computer equipment	Laboratory equipment	realSens equipment	Furniture and fixtures	Total

Cost

Balance as at October 31, 2013	38,783	12,469	34,932	20,700	106,884

Additions	7,792	-	33,087	856	41,735

Disposals	(884)	-	-	-	(884)

Balance as at October 31, 2014	45,691	12,469	68,019	21,556	147,735

Additions	-	-	390,451	-	390,451

Disposals	-	-	-	-	-

Exchange differences	116	-	-	-	116

Balance as at January 31, 2015	45,807	12,469	458,470	21,556	538,302

$	Computer equipment	Laboratory equipment	realSens equipment	Furniture and fixtures	Total

Accumulated Depreciation

Balance as at October 31, 2013	33,506	9,077	-	13,748	56,331

Depreciation in year	4,907	679	-	1,478	7,064

Disposals	(32)	-	-	-	(32)

Balance as at October 31, 2014	38,381	9,756	-	15,226	63,363

Depreciation in period	1,272	136	-	297	1,705

Exchange differences	27	-	-	-	27

Balance as at January 31, 2015	39,680	9,892	-	15,523	65,095

$	Computer equipment	Laboratory equipment	realSens equipment	Furniture and fixtures	Total

Carrying Amount

Balance as at October 31, 2013	5,277	3,392	34,932	6,952	50,553

Balance as at October 31, 2014	7,310	2,713	68,019	6,330	84,372

Balance as at January 31, 2015	6,127	2,577	458,470	6,033	473,207

No impairment of equipment was recorded during the quarter ended January 31, 2015 (year ended October 31, 2014: $nil).

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	7

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS for the three months ended January 31, 2015 and 2014

4. COMMITMENTS

The commitments for each of the next six years are as follows:

$

FY 2015	2,019,950

FY 2016	133,042

FY 2017	141,878

FY 2018	126,997

FY 2019	118,874

FY 2020	29,719

Total	2,570,460

The Company is committed to purchase components for the production of realSens™ equipment, a lease for office premises and a software subscription service.

The Company committed to minimum lease payments on its office premises from May 1, 2015 to January 31, 2020 totaling $538,837. In addition to minimum lease payments, the lease requires payment of the Company’s proportionate share of operating costs for the premises, including real estate taxes and common area maintenance expenses.

The Company committed to contracts and purchase orders for the production of additional realSens™ equipment totaling $1,951,000. Of that amount, $866,401 is a firm commitment as of January 31, 2015, and the balance can be cancelled without penalty.

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	8

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS for the three months ended January 31, 2015 and 2014

5. SHARE CAPITAL

	As at
	January 31, 2015	October 31, 2014

Authorized

Unlimited number of Class A voting common shares

Unlimited number of Class B voting common shares

Unlimited number of Class C non-voting common shares

Unlimited number of Class D non-voting common shares

Unlimited number of Class E non-voting, redeemable, retractable preferred shares

Issued and outstanding

Class A common shares	$10,984,266	$10,984,266

Class A common shares—Shares	84,347,033	84,347,033

	Number of shares	Total
Balance, October 31, 2013	81,991,033	10,528,916

Issued in private placement, net of costs of issuance of $58,921 and net of fair value of warrants of $39,782	1,805,000	361,572

Issued on the exercise of options	100,000	26,128

Issued on the exercise of warrants	451,000	67,650

Balance, October 31, 2014	84,347,033	$10,984,266

Balance, January 31, 2015	84,347,033	$10,984,266

On July 15, 2014, the Company closed a private placement for aggregate gross proceeds of $460,275 consisting of 1,805,000 units at an issue price of $0.255 per unit. Each unit comprised one Class A common share and one half of one share purchase warrant. Each whole warrant entitles the holder to purchase one additional Class A common share of Synodon at an exercise price of $0.375 per share until July 11, 2015. The Class A common shares and warrants issued were subject to a four-month statutory hold period that expired on November 12, 2014.

In connection with the above private placement the Company paid finder’s fees totaling $2,550 and issued 10,000 finder’s warrants. Each finder’s warrant entitles the holder to purchase one Class A common share of Synodon at an exercise price of $0.255 per share until July 11, 2015.

The fair value of the warrants and finder’s warrants was determined to be $0.04 per warrant using the Black-Scholes pricing model and assuming a risk-free interest rate of 1.1%, a dividend yield of 0%, an expected volatility of 72.3% and an expected life of the warrants of twelve months. The resulting fair value of $39,782 ($39,346 for warrants and $436 for finder’s warrants) is included in the warrants issued. Costs of issuance were allocated to these warrants in the amount of $5,333.

On May 27, 2014, options were exercised to purchase 100,000 Class A common shares at $0.18 per share.

During fiscal 2014, 451,000 warrants were exercised at $0.15 resulting in proceeds of $67,650.

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	9

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS for the three months ended January 31, 2015 and 2014

Share options

Under the Company’s incentive stock option plan (the “Plan”), options to purchase common shares may be granted by the Board of Directors to directors, officers, employees or consultants of the Company, or its subsidiaries. The Company has reserved up to 8,244,203 shares (prior to 2014 Annual General Meeting held June 12, 2014: 6,024,690) for the settlement of options. The exercise price per share and the vesting period shall be determined at the time of grant by the Board of Directors.

Except for the grant on July 4, 2002, which vested when specific performance criteria were met, options granted prior to October 31, 2006 vested immediately. Options granted subsequent to October 31, 2006 generally vest over a period of three years.

The option period for options granted prior to April 30, 2006 ranged from three to ten years. For options granted since April 30, 2006 the option period does not exceed five years.

There have not been any non-employee options granted in exchange for services since April 30, 2006.

If an option has lapsed, the Board of Directors may grant new options covering the shares not purchased. If an officer, employee or consultant is terminated for cause, all unexercised option rights terminate immediately. If a person ceases to be a director, officer, employee or consultant of the Company for reasons other than for cause (as set forth in the Plan), such participant shall have the right for a period not exceeding one year from the date of ceasing to be a director, officer, employee or consultant to exercise their outstanding and vested options under the Plan.

	Three months ended January 31, 2015		Year ended October 31, 2014

	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price

Outstanding, beginning of period	4,975,000	$0.2943	4,330,000	$0.3585

Granted	-	$0.0000	1,350,000	$0.1650

Exercised	-	$0.0000	(100,000)	$0.1800

Expired	(1,150,000)	$0.6000	(605,000)	$0.4836

Outstanding, end of period	3,825,000	$0.2024	4,975,000	$0.2943

Options exercisable at end of period	3,825,000	$0.2024	4,300,000	$0.3146

On December 2, 2014, 1,150,000 options previously granted at $0.60 expired.

On November 26, 2013, 1,350,000 options were granted to directors, officers and employees at $0.165 for a period of five years. Half the options vested immediately and the balance vested on November 26, 2014.

On November 29, 2013, 100,000 options granted at $0.30 to a company officer expired.

The following table summarizes information about share options outstanding as at January 31, 2015:

Range of exercise prices	Year of grant	Number outstanding	Number exercisable	Weighted average remaining contractual life (years)	Weighted average exercise price

$0.205-$0.46	2010	925,000	925,000	0.5	$0.2946

$0.180	2012	1,550,000	1,550,000	2.1	$0.1800

$0.165	2014	1,350,000	1,350,000	3.8	$0.1650

		3,825,000	3,825,000	2.3	$0.2024

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	10

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS for the three months ended January 31, 2015 and 2014

The following table summarizes information about share options outstanding as at October 31, 2014:

Range of exercise prices	Year of grant	Number outstanding	Number exercisable	Weighted average remaining contractual life (years)	Weighted average exercise price
$0.205-$0.60	2010	2,075,000	2,075,000	0.4	$0.4639
$0.180	2012	1,550,000	1,550,000	2.3	$0.1800
$0.165	2014	1,350,000	675,000	4.1	$0.1650
		4,975,000	4,300,000	1.7	$0.3146

The treasury stock method is used to calculate loss per share and under this method options that are anti-dilutive are excluded from the calculation of diluted loss per share. For the quarter ended January 31, 2015 and year ended October 31, 2014, all outstanding options were considered anti-dilutive because the Company recorded a loss over those periods.

The following assumptions were used to estimate the fair value of 1,350,000 options granted during the year that ended October 31, 2014:

2014

Estimated fair values	$0.085

Weighted average exercise price	$0.165

Expected forfeiture rate	2.30%

Expected dividend yield	0.00%

Weighted average risk-free interest rate	1.16%

Expected volatility	83.3%

Weighted average expected life	2.75

No share options were granted in the quarter ended January 31, 2015.

Warrants

The following Class A common share purchase warrants were outstanding at January 31, 2015 and October 31, 2014:

January 31, 2015			October 31, 2014
Exercise price	Expiry date	Number outstanding and exercisable	Exercise price	Expiry date	Number outstanding and exercisable
$0.255	July 11, 2015	10,000	$0.255	July 11, 2015	10,000
$0.375	July 11, 2015	902,500	$0.375	July 11, 2015	902,500
		912,500			912,500

In December 2013, 2,613,400 warrants expired resulting in a reclassification of $82,483 from warrants issued to contributed surplus.

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	11

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS for the three months ended January 31, 2015 and 2014

The following table sets out the change in warrants issued:

$	Three months ended January 31, 2015	Year ended October 31, 2014

Balance, beginning of period	34,449	96,717

Warrant exercises	-	(14,234)

Warrants issued on private placement units, net of issuance costs of $5,333	-	34,449

Expiry of warrants issued on December 2012 private placement units	-	(82,483)

Balance, end of period	34,449	34,449

The treasury stock method is used to calculate loss per share and under this method warrants that are anti-dilutive are excluded from the calculation of diluted loss per share. For the quarter ended January 31, 2015 and the year ended October 31, 2014, all outstanding warrants were considered anti-dilutive because the Company recorded a loss over those periods.

Contributed surplus

The following table sets out the change in contributed surplus:

$	Three months ended January 31, 2015	Year ended October 31, 2014

Balance, beginning of period	7,462,205	7,262,574

Stock-based compensation	4,177	111,042

Exercise of options	-	(8,128)

Exercise of warrants	-	14,234

Expiry of warrants issued on December 2012 private placement units	-	82,483

Balance, end of period	7,466,382	7,462,205

6. NON CASH TRANSACTIONS

During the quarter ended January 31, 2015, the Company purchased components for additional realSensTM instruments for $351,360 (Q1-2014 – $nil) which was included in accounts payable and accrued liabilities in the consolidated statements of financial position at January 31, 2015. This item was deemed a non-cash transaction in the consolidated statements of cash flows.

7. RECLASSIFICATION OF COMPARATIVE FIGURES

Certain comparative amounts have been reclassified to conform to the presentation adopted in the current year.

8. SUBSEQUENT EVENTS

On February 19, 2015, 325,000 options previously granted at $0.46 expired.

On March 16, 2015, the Company was informed that the appeal of a previously assessed late filing penalty (U.S. $10,000) was successful.

The Company and Cranberry Capital Inc. executed a term sheet for a $3 million bridge loan facility that is anticipated to close by March 31st. The loan bears interest at 12% per annum and Cranberry Capital will be paid a setup fee of $100,000 in conjunction with the loan. Cranberry Capital Inc. is a private investment company controlled by Mr. van Eeden, who is also the Executive Chairman and a control person of Synodon.

SYNODON	Unaudited Interim Condensed Consolidated Financial Statements	12